UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2011

THERON RESOURCE GROUP
(Exact name of registrant as specified in its charter)

Wyoming	000-53845	26-0665325
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Room 318, Peninsula Centre, 67 Mody Road, Kowloon, Hong Kong
(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code 360-353-4013

1574 Gulf Road, Number 43, Point Roberts, WA 98281
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On September 12, 2011, we received the resignation of Jerry R. Satchwell as a director and officer of the Corporation. Mr. Satchwell’s resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise but rather as a result personal and business reasons and a desire to retire. Upon the recommendation, the Nominating and Corporate Governance Committee approved the resignation of Jerry R. Satchwell as a director and officer of the Corporation.

On September 12, 2011, the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee approved the appointment of Liang Kwong Lim as director of the Corporation and approved the appointment of Liang Kwong Lim as President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer.

As of the date of this periodic report, our Board of Directors is comprised of Mr. Liang Kwong Lim.

Liang Kwong Lim – President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer

As president, chief executive officer, treasurer and financial officer officer, Mr. Liang oversees all of the organization, planning, reporting and analyzing of the Corporation and manages all of its affairs. He. has more than twenty years executive-level experience in corporate and financial management of organizations.

Prior to joining the Company, Mr. Liang spent many years in the import and export business both bringing consumer goods and products into Hong Kong and China and exporting Chinese made consumer goods and products. He recently established Ultra Professional Ltd. to provide business consultation services to organizations wishing to establish advertising businesses in China or which wish to direct Internet based advertising services to residents of China. The services he and his firm provide include licensing from various government bodies, security department approvals for clients and assisting in the provision of client information and databases.

Mr. Liang is not an officer or director of any publicly quoted or traded corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERON RESOURCE GROUP

/s/ “Liang Kwong Lim”
Liang Kwon Lim
President, CEO and Director

Date:    September 12, 2011